Exhibit 5.1

October 29, 2004

Foster Wheeler Ltd.,
Foster Wheeler LLC,
and Subsidiary Guarantors
c/o Foster Wheeler Inc.
Perryville Corporate Park
Clinton, N.J. 08809-4000

Re:                               Legality of the 10.359% Senior Secured Notes Due 2011, Series A of Foster Wheeler LLC
(the “Notes”), the guarantees (the “Guarantees”) thereof and the Warrants to purchase
Common Shares of Foster Wheeler Ltd.

Ladies and Gentlemen:

We have acted as special United States counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by Foster Wheeler Ltd. (“Parent”), a Bermuda company, Foster Wheeler LLC (the “Company”), a Delaware limited liability company, and the subsidiary guarantors listed in the Indenture (as defined below) (the “Subsidiary Guarantors” and collectively with Parent, the “Guarantors”), for the registration of the resale of (a) 32,796,413 common shares (“Common Shares”) of Parent, (b) 271,901 Series B Convertible Preferred Shares of Parent, (c) 484,065 Class A Warrants to purchase Common Shares (the “Class A Warrants”), (d) 4,937,111 Class B Warrants to purchase Common Shares (the “Class B Warrants,” and together with the Class A Warrants, the “Warrants”) and (e) $76,636,750 in aggregate principal amount of Notes, and the related Guarantees, by certain holders thereof.

In so acting, we have reviewed (i) the Indenture dated as of September 24, 2004 among the Company, Wells Fargo Bank, National Association, as trustee, and the Guarantors, relating to the Notes and the Guarantees (the “Indenture”) and (ii) the Warrant Agreement (the “Warrant Agreement”) dated as of September 24, 2004 between Parent and Mellon Investor Services LLC, as warrant agent (the “Warrant Agent”), relating to the Warrants.  We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.

For purposes of the opinions below, we have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture, the Notes, the Guarantees, the Warrant Agreement and the Warrants have been duly authorized by all requisite action by the

Foster Wheeler Ltd.
Foster Wheeler LLC
and Subsidiary Guarantors
c/o Foster Wheeler Inc.
October 29, 2004

Trustee and the Guarantors organized in states other than New York and Delaware and the Warrant Agent, and that the Indenture and the Warrant Agreement have been duly executed and delivered by the Trustee and each of the Guarantors organized in states other than New York and Delaware and the Warrant Agent, and are valid and binding agreements of the Trustee and the Warrant Agent, as the case may be, enforceable against the Trustee and the Warrant Agent, as the case may be, in accordance with their terms.

This opinion is limited in all respects to the laws of the State of New York and the Delaware General Corporation Law and the Delaware Limited Liability Company Act, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein.  This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.             The Indenture has been duly authorized, executed and delivered by the Company and the Guarantors and constitutes a valid and binding obligation of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

2.             The Notes have been duly authorized, executed and delivered by the Company and assuming that they have been duly authenticated in accordance with the terms of the Indenture, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

3.             The Guarantees have been duly authorized, executed and delivered by the Guarantors and, assuming the Notes are duly authenticated in accordance with the terms of the Indenture, constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

4.             The Warrant Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

Foster Wheeler Ltd.
Foster Wheeler LLC
and Subsidiary Guarantors
c/o Foster Wheeler Inc.
October 29, 2004

5.             The Warrants, assuming they are duly countersigned by the Warrant Agent in accordance with the terms of the Warrant Agreement, constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement.

Very truly yours,

/s/ King & Spalding LLP
KING & SPALDING LLP